Exhibit 23
                         CONSENT OF INDEPENDENT AUDITORS


   The Board of Directors
   ThermoQuest Corporation:

       We consent to the incorporation by reference in Registration Statement No. 333-08795 on Form S-8, Registration Statement No. 333-08797 on Form S-8, Registration Statement No. 333-08799 on Form S-8, and Registration Statement No. 333-24321 on Form S-3 of ThermoQuest Corporation of our report dated February 4, 1997, except as to the first paragraph of Note 1, which is as of July 30, 1997, with respect to the combined balance sheet of the Laboratory Products Businesses of Life Sciences International PLC as of December 31, 1996, and the related combined statements of income, invested equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of ThermoQuest Corporation dated October 14, 1997.



                                               KPMG Peat Marwick LLP



   Pittsburgh, Pennsylvania
   October 10, 1997